Exhibit 10.1

NOTE MODIFICATION AGREEMENT

THIS AGREEMENT, made as of October 21, 2013, between ACETO REALTY LLC, a New York limited liability company, having an office at c/o Aceto Corporation, 4 Tri Harbor Court, Port Washington, New York 11050 (the “Maker”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an office at 395 North Service Road, Melville, New York 11747 (the “Payee”).

W I T N E S S E T H:

WHEREAS, the Payee extended to the Maker a loan in the principal amount of Three Million Nine Hundred Forty-Seven Thousand and 00/100 ($3,947,000.00) Dollars on June 30, 2011 (the “Loan”) evidenced by a certain Mortgage Note (the “Note”) dated as of June 30, 2011, in the original principal amount of $3,947,000.00, made by the Maker for the benefit of the Payee, and secured by a a certain Mortgage dated as of June 30, 2011 in the principal sum of $3,947,000.00 granted by the Maker to the Payee encumbering the fee simple estate of the Maker in certain premises located at 4 Tri Harbor Court, Port Washington, New York, in Nassau County, New York, as more particularly described therein, which Mortgage was recorded in the Nassau County Clerk’s Office (the “Mortgage”);

WHEREAS, the Maker and the Payee desire to modify the payment provisions of the Note on the terms herein set forth;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and in order to amend the terms of the Note, the parties hereto agree, for themselves, their successors and assigns as follows:

1.           The  Maker acknowledges, covenants, warrants, represents and agrees that:

(i)           it is indebted under the Note;

(ii)          no material adverse change has occurred in its financial status or that of any guarantor since the making of the Loan;

(iii)         there are no judgments against the Maker or any guarantor in any court of the United States, and there is no litigation, active, pending or threatened, against the Maker or any guarantor which might materially adversely affect the Maker’s or any guarantor’s ability to pay when due any amounts which may become payable in respect of the Loan;

(iv)          no default, or event which, with notice and/or passage of time, would constitute a default, has occurred and is continuing under the Note, the Mortgage or any of the other instruments executed and delivered to evidence and/or secure the Loan (collectively, the “Loan Documents”) or under any other note, loan or security agreement to which the Maker is a party;

(v)           there are no offsets, defenses or counterclaims to the Maker’s obligations under the Loan Documents; and

(vi)          the Maker has not entered into any agreements with creditors that expressly or otherwise prohibit the Maker from entering into any extension or modification of the Loan or any Loan Document in connection therewith.

2.          The Maker and the Payee hereby agree that Paragraph 2 of the Note is hereby amended to reduce the interest rate set forth therein from a per annum rate equal to 5.92% to a per annum rate equal to 4.92%.

3.           The Maker’s obligations under this Agreement and the other Loan Documents are absolute and unconditional and are valid irrespective of any other agreement or circumstance which might otherwise constitute a defense to the obligations under this Agreement or the other Loan Documents or to the obligations of others related to it.  The Maker acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist in regard to the obligations under this Agreement or the other Loan Documents, except those specifically set forth herein and therein.

4.           Except as specifically amended herein, all of the terms, covenants, conditions and stipulations contained in the Mortgage, the Note and all of the other Loan Documents are hereby ratified and confirmed in all respects, and shall continue to apply with full force and effect.

5.          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

6.           This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York and any applicable laws of the United States of America.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such unenforceability, prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

7.         This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and/or assigns.

8.           Nothing in this Agreement, the Note, the Mortgage or any other Loan Document is intended to or shall be deemed to create any rights or obligations of partnership, joint venture, or similar association among the parties hereto.

9.           If any term, covenant, provision or condition of this Agreement, the Note, the Mortgage or any of the other Loan Documents shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant, provision or condition.

10.         The parties hereto hereby irrevocably and unconditionally waive any and all rights to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise related to this Agreement, the Note, the Mortgage and every other Loan Document heretofore, now or hereafter executed and/or delivered in connection therewith, the Loan and all other obligations of the Maker related thereto or in any way related to this transaction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ACETO REALTY LLC

By:	ACETO CORPORATION, its Sole Member

By:
Douglas Roth
Assistant Secretary

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

State of New York	)
) ss:
County of Nassau	)

On the 21st day of October in the year 2013 before me, the undersigned, personally appeared Douglas Roth, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York	)
)ss.:
County of	)

On the 21 day of October in the year 2013 before me, the undersigned, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public